EXHIBIT 99.1

STORCH AMINI MUNVES PC

A New York Professional Corporation

2 Grand Central Tower

New York, New York 10017

Tel: 212.490.4100 Fax: 212.490.4208

E-mail storch@samlegal.com

STEVEN G. STORCH

Member NY and IL Bars

June 9, 2006

VIA TELECOPIER

Ministry of Information Development

State Enterprise “Registru”

42 Pushkin Street

Chisinau

Republic of Moldova

Attn: V. Molojen

Dear Sirs:

We have been retained by Intercomsoft Ltd., a wholly owned subsidiary of Trimol Group, Inc., a United States publicly owned corporation, to pursue its claims against the Government of Moldova (the “Government”) under that certain Contract on Leasing Equipment and Licensing Technology dated April 29, 1996 between the Ministry of Economics, Republic of Moldova and our client (the “Supply Agreement”). Pursuant to the express written terms of the Supply Agreement, which remain in full force and effect through April 29, 2016, various payments are past due. Moreover, while we understand you have purported to terminate the Supply Agreement, such termination was not in accordance with the terms of the Supply Agreement and is of no force and effect. We address each of your deficiencies in performance and payment below.

Immediate Payment of Basic Past Due Monthly Amounts

Demand is hereby made for immediate payment to the order of Intercomsoft Ltd. of U.S. $2,021, 046 representing the amount due for the basic lease and license payments provided for under Section 2.1(a) of the Supply Agreement for the months of January, February, March, April and May, 2006. In addition to the aforementioned $2,021,046 past due amount, such amount is subject to increase for interest thereon calculated on the basis set forth in Section 2.1(a) of the Supply Agreement and, accordingly, accrued and per diem interest must be added to said amount when payment is made to our client. With such interest added to date, the amount due and owing is $2,427,839.30.

Inflation Adjustment

In addition, notice is hereby given that you are in default with respect to payment of the inflation adjustment to the lease and license payments made to our client under the Supply Agreement, calculated in accordance with the provisions of Section 2.1(a) of the Supply Agreement (such increases were due and payable at the end of the 1998, 2000, 2002 and 2004 contract years under the Supply Agreement). Payment in the amount of $4,261,240.98 is hereby demanded of such inflation adjustment amounts.

Guaranteed Minimum Payments

Notice is hereby given you have failed to meet the guaranteed minimum quantity payments due to our client pursuant to Sections 4.5 and 9.2 of the Supply Agreement, calculated based upon the minimum quantities specified in Annex 3 to the Supply Agreement for the 1996 through 2001 contract years. Payment in the amount of $17,598,443.91 is hereby demanded of such guaranteed minimum quantity payments.

Compensation for Loss, Damage and Lost Profits

Pursuant to Section 9.4 of the Supply Agreement you are obligated to compensate our client for all losses, damages, and lost profits incurred in connection with said violations, including but not limited to the prosecution thereof. This letter is without prejudice to our client’s rights under such section or to any other provision of the Supply Agreement. Failure to promptly meet your obligations will only increase the damage to our client and your liability therefore.

Manner of Payment

The payments due hereunder shall be made by wire transfer to our attorney’s account, the wire transfer particulars of said account being set forth below:

Failure to make such payments to our client by June 16, 2006, will result in the commencement of a legal proceeding against the Government of Moldova to collect such sums, plus all costs and expenses in connection with such proceeding.

The Purported Termination

Please be further advised that the letter dated January 25, 2006 purportedly issued by the Ministry of Information of the government of Moldova and addressed to Supercom Ltd. and Intercomsoft Ltd was not received timely by our client and, as a consequence thereof, the Supply

Agreement was automatically extended, in accordance with the terms thereof, for an additional period of ten years, commencing on April 30, 2006. Accordingly, you are required to remit to our client, on a monthly basis, in accordance with the applicable provisions of the Supply Agreement, all lease and license payments provided for thereunder during the ten year renewal term. We expect that the June 2006 payment will be made on a timely basis.

We trust that you will timely comply with the aforementioned demands in order to make the commencement of a legal proceeding against you unnecessary. Please direct any inquiries in connection with this matter to the attention of the undersigned.

Very truly yours,

/s/ Steven G. Storch

Steven G. Storch

cc:	(by telecopier – 202-667-1207)
Embassy of the Republic of Moldova
2101 S. Street, NW
Washington, DC 20008